Exhibit 99.1

Investor Relations Contact:	Dave Armstrong
Phone:	(812) 962-5059

Media Contact:	Eva Schmitz
Phone:	(812) 962-5011

FOR IMMEDIATE RELEASE

Accuride Corporation Reports Second Quarter Results for 2007

EVANSVILLE, Ind. — August 7, 2007 — Accuride Corporation (NYSE: ACW), a leading manufacturer and supplier of commercial vehicle components, today announced its financial results for the second quarter ended June 30, 2007.

The Company reported results of $245.1 million in net sales for the second quarter of 2007 compared to $361.7 million for the second quarter of 2006.  For the six months ended June 30, 2007, net sales were $570.6 million compared to $721.7 million for the same six-month period in 2006.  The decrease in net sales was primarily a result of the reduced demand for commercial vehicles with engines compliant with new emission standards that became effective in 2007.

“As expected, significant reductions in commercial vehicle production have impacted our results in the quarter as demand for vehicles with EPA compliant engines was weak,” said Terry Keating, Accuride’s Chairman and CEO.  “We have anticipated this downturn fairly well so far and are using this period of reduced production levels to invest in core businesses and undertake necessary maintenance.  These actions will ensure we are well positioned for the upswing in the cycle in 2008 and beyond.”

Net income of $4.9 million, or $0.14 per diluted share, was reported for the second quarter of 2007 compared to net income of $18.3 million, or $0.53 per diluted share, for the second quarter of 2006.  Net income included a gain for special items totaling $0.5 million, or $0.01 per diluted share, which was $0.7 million on a pre-tax basis.  The items included a $2.0 million increase in revenue from a resolution of a commercial dispute with a customer and a $2.1 million gain associated with a reduction in the employee workforce in our steel wheel operations, which was offset by pre-tax costs of $2.6 million in accelerated depreciation and a write-down of supplies inventory related primarily to light steel wheel assets and $0.8 million related to other non-operating and non-recurring items.

For the six-months ended June 30, 2007, net income was $3.0 million, or $0.09 per diluted share, compared to $38.4 million, or $1.11 per diluted share, for the second quarter of 2006.  Net income was impacted by special items totaling $12.6 million, or $0.36 per diluted share, which was $19.4 million on a pre-tax basis.  The items included an $10.0 million increase in revenue from a resolution of a commercial dispute with a customer, which was offset by pre-tax costs of $16.1 million associated with a reduction in the employee workforce in our steel wheel operations, $11.1 million in accelerated depreciation related primarily to light steel wheel assets, and $2.2 million related to other non-operating and non-recurring items.

Adjusted EBITDA was $28.3 million for the second quarter of 2007, compared to an Adjusted EBITDA of $56.3 million for the prior year.  For the first six months of 2007, Adjusted EBITDA was $77.5 million compared to $110.8 million of Adjusted EBITDA for the same six-month period in 2006.  The purpose and reconciliation of Adjusted EBITDA for the Company to the most directly comparable GAAP measure is set forth in the accompanying schedules.

Liquidity and Cash Flow

As of June 30, 2007, the Company had cash of $52.7 million and total debt of $582.7 million for net debt of $530.0 million, a decrease of $9.1 million during the quarter.  For the second quarter of 2007, cash from operating activities was $12.4 million and capital expenditures totaled $5.6 million, resulting in free cash flow of $6.8 million compared to free cash flow of $55.4 million in the second quarter of 2006.

Outlook

“We remain committed to our previous 2007 guidance of Adjusted EBITDA between $115 million to $135 million and free cash flow between $35 million to $50 million based on estimated North American Class 8 production of 200,000 to 235,000 units and Class 5-7 production of 200,000 to 205,000 units,” commented Mr. Keating.  “However, we could see results on the lower end of our range if continued weakness in freight demand allows fleets to delay purchases until early 2008 and short lead times for reductions in production schedules continue to negatively impact our business.”

The Company will conduct a conference call to review its second quarter results on Tuesday, August 7, 2007, at 9:00 a.m. Central Time.  The phone number to access the conference call is (800) 591-6945 in the United States, or (617) 614-4911 internationally, access code 45240113.  A replay will be available beginning August 7, 2007, at 10:00 a.m. Central Time, to August 14, 2007 by calling (888) 286-8010 in the United States, or (617) 801-6888 internationally, access code 42734734.  The financial results for the three-month and six-month period ended June 30, 2007, will also be archived at http://www.accuridecorp.com.

Accuride Corporation is one of the largest and most diversified manufacturers and suppliers of commercial vehicle components in North America.  Accuride’s products include commercial vehicle wheels, wheel-end components and assemblies, truck body and chassis parts, seating assemblies and other commercial vehicle components.  Accuride’s products are marketed under its brand names, which include Accuride, Gunite, Imperial, Bostrom, Fabco and Brillion.  For more information, visit Accuride’s website at http://www.accuridecorp.com.

Forward-looking statements

Statements contained in this news release that are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s expectations, hopes, beliefs and intentions on strategies regarding Accuride’s future results.  It is important to note that the Company’s actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including but not limited to, market demand in the commercial vehicle industry, general economic, business and financing conditions, labor relations, governmental action, competitor pricing activity, expense volatility and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.

ACCURIDE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(in thousands except per share data)

NET SALES	$245,133	$361,733	$570,563	$721,658
COST OF GOODS SOLD	216,679	308,613	517,993	612,524
GROSS PROFIT	28,454	53,120	52,570	109,134
OPERATING EXPENSES:
Selling, general and administrative	14,223	13,087	29,274	26,776
INCOME FROM OPERATIONS	14,231	40,033	23,296	82,358
OTHER INCOME (EXPENSE):
Interest income	393	343	937	392
Interest expense	(11,665)	(12,622)	(24,228)	(24,301)
Equity in earnings of affiliate	—	176	—	391
Other income, net	3,222	394	3,296	996
INCOME BEFORE INCOME TAXES	6,181	28,324	3,301	59,836
INCOME TAX PROVISION	1,288	9,981	292	21,458
NET INCOME	$4,893	$18,343	$3,009	$38,378
Weighted average common shares outstanding—basic	35,127	34,146	35,011	34,064
Basic income per share	$0.14	$0.54	$0.09	$1.13
Weighted average common shares outstanding—diluted	35,408	34,564	35,151	34,524
Diluted income per share	$0.14	$0.53	$0.09	$1.11

ACCURIDE CORPORATION

CONSOLIDATED ADJUSTED EBITDA

(UNAUDITED)

	Historical Results
	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(in thousands)

NET INCOME	$4,893	$18,343	$3,009	$38,378
Net interest expense	11,272	12,279	23,291	23,909
Income tax expense	1,288	9,981	292	21,458
Depreciation and amortization	14,005	14,492	35,747	26,302
EBITDA	31,458	55,095	62,339	110,047
Restructuring, severance and other charges(1)	(7)	1,436	18,261	1,436
Items related to our credit agreement(2)	(3,103)	(272)	(3,076)	(697)
ADJUSTED EBITDA	$28,348	$56,259	$77,524	$110,786

Note:

1)                 For the three months ended June 30, 2007, Adjusted EBITDA represents net income before net interest expense, income tax expense, depreciation and amortization, plus (i) ($2.1) million in costs associated with a reduction in the employee workforce in our steel wheel operations, (ii) $0.5 million in other non-operating costs at our facility in Erie, Pennsylvania, (iii) $1.3 million in other non-operating costs at our facility in London, Ontario, and (iv) $0.3 million in fees related to the secondary stock offerings completed in May 2007.  Items (i), (ii) and (iii) affected gross profit.  Item (iv) affected SG&A.  For the three months ended June 30, 2006, Adjusted EBITDA represents net income before net interest expense, income tax expense, depreciation and amortization, plus (i) $1.4 million in losses from the sale of the facility in Columbia, Tennessee.  Item (i) affected gross profit.   For the six months ended June 30, 2007, Adjusted EBITDA represents net income before net interest expense, income tax expense, depreciation and amortization, plus (i) $16.1 million in costs associated with a reduction in the employee workforce in our steel wheel operations, (ii) $0.5 million in other non-operating costs at our facility in Erie, Pennsylvania, (iii) $1.3 million in other non-operating costs at our facility in London, Ontario, and (iv) $0.3 million in fees related to the secondary stock offerings completed in May 2007.  Items (i), (ii) and (iii) affected gross profit.  Item (iv) affected SG&A.  For the six months ended June 30, 2006, Adjusted EBITDA and pro forma Adjusted EBITDA represent net income before net interest expense, income tax expense, depreciation and amortization, plus (i) $1.4 million in losses from the sale of the facility in Columbia, Tennessee. Item (i) affected gross profit.

2)                 Items related to our credit agreement refer to amounts utilized in the calculation of financial covenants in Accuride’s senior credit facility.  For the three months ended June 30, 2007, items related to our credit agreement consist of foreign currency income and other net income of $3.1 million.  For the three months ended June 30, 2006, items related to our credit agreement consist of foreign currency income and other income of $0.3 million.   For the six months ended June 30, 2007, items related to our credit agreement consist of foreign currency income and other income of $3.1 million.  For the six months ended June 30, 2006, items related to our credit agreement consist of foreign currency income and other income of $0.7 million.

Adjusted EBITDA is not intended to represent cash flow as defined by generally accepted accounting principles (“GAAP”) and should not be considered as an indicator of cash flow from operations.  Adjusted EBITDA represents net income before net interest expense, income tax (expense) benefit, depreciation and amortization plus non-recurring items.  However, other companies may calculate Adjusted EBITDA differently.  Accuride has included information concerning Adjusted EBITDA in this press release because Accuride’s management and our board of directors use it as a measure of our performance to internal business plans to which a significant portion of management incentive programs are based.  In addition, future investment and capital allocation decisions are based on Adjusted EBITDA.  Investors and industry analysts use Adjusted EBITDA to measure the Company’s performance to historic results and to the Company’s peer group.  The Company has historically provided the measure in previous press releases and believes it provides transparency and continuity to investors for comparable purposes.  Certain financial covenants in our borrowing arrangements are tied to similar measures.

ACCURIDE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	June 30,	December 31,
	2007	2006
	(In thousands)

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$52,722	$110,204
Customer and other receivables	118,965	142,665
Inventories, net	131,012	103,653
Supplies, net	21,792	22,124
Other current assets	31,228	19,594
Total current assets	355,719	398,240
PROPERTY, PLANT AND EQUIPMENT, net	278,337	300,806
OTHER ASSETS:
Goodwill and other assets	528,012	534,141
TOTAL	$1,162,068	$1,233,187
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$89,249	$107,217
Other current liabilities	73,230	79,682
Total current liabilities	162,479	186,899
LONG-TERM DEBT	582,725	642,725
OTHER LIABILITIES	148,936	139,981
STOCKHOLDERS’ EQUITY:
Total stockholders’ equity	267,928	263,582
TOTAL	$1,162,068	$1,233,187